Exhibit 99.1

Vapor Corp. Announces Change to Special Meeting Record Date

DANIA BEACH, Fla., December 28, 2015 — Vapor Corp. (NASDAQ CM: VPCO; VPCOU) (“Vapor”), a leading U.S.-based distributor and retailer of vaporizers, e-liquids, e-cigarettes and e-hookahs, announced today a change to the record date for its upcoming special stockholders' meeting. The record date of December 31, 2015 previously announced has been changed to January 7, 2016.

At the special stockholders’ meeting that Vapor intends to hold on January 21, 2016, shareholders will be asked to approve (1) a reverse stock split of Vapor’s issued and outstanding shares of Common Stock at a ratio and effective upon a date to be determined by Vapor’s Board of Directors and (2) an increase in the number of authorized shares of common stock of Vapor.

About Vapor Corp.

Vapor Corp., a Nasdaq company, is a U.S. based distributor and retailer of vaporizers, e-liquids and electronic cigarettes. It recently acquired the retail store chain “The Vape Store” as part of a merger with Vaporin, Inc. The Company’s innovative technology enables users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor Corp. has a streamlined supply chain, marketing strategies and wide distribution capabilities to deliver its products. The Company’s brands include VaporX®, Krave®, Hookah Stix® and Vaporin™ and are distributed to retail stores throughout the U.S. and Canada. The Company sells direct to consumer via e-commerce and Company-owned brick-and-mortar retail locations operating under “The Vape Store” brand.

Safe Harbor Statement

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Vapor Corp.’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Vapor’s expectations. These risk factors include, but are not limited to, the risks and uncertainties identified by Vapor Corp. under the headings “Risk Factors” in its latest Annual Report on Form 10-K. These factors are elaborated upon and other factors may be disclosed from time to time in Vapor Corp.’s filings with the Securities and Exchange Commission. Vapor Corp. expressly does not undertake any duty to update forward-looking statements.

Contacts:

Investor Relations: Jeffrey Goldberger / Garth Russell

KCSA Strategic Communications

jgoldberger@kcsa.com / grussell@kcsa.com

Phone: (212) 896-1249 / (212) 896-1250